Exhibit 10.32

One Kendall Square 1400W, Suite 14303 Cambridge, MA 02139 +1 857 209 0050 Elicio.com

April 13, 2022

Dear Peter DeMuth,

I am pleased to confirm the terms of our offer as it relates to your promotion to the position of Chief Scientific Officer for Elicio Therapeutics, Inc. (“Elicio” or “we” or the “Company”), reporting to Chris Haqq MD, PhD, Head of R&D and Chief Medical Officer. Provided you accept this offer, your new role commenced on January 1st, 2022. This letter agreement describes the essential functions of your new position, as well as the compensation and other details associated with this role. We are very excited for this opportunity and value your impacts on our mission and the special culture we are building.

Duties and Extent of Service

As Chief Scientific Officer, you will report directly to Chris Haqq MD, PhD, Head of R&D and Chief Medical Officer, and you will have responsibility for performing the many duties that are customary for and are consistent with your position within the Company, including but not limited to:

●	Create, execute and manage the scientific, technological and preclinical research operations of the Company

●	Build, inspire and lead a world class scientific organization that maximizes the impact and applications of Elicio’s platform technology

●	Discover, secure intellectual property and prioritize targets based on preclinical validation studies to ensure Elicio is advancing a robust pipeline of potential breakthrough therapies.

●	Communicate the Company’s programs in a compelling manner to key stakeholders including Scientific Advisory Board, investors, analysts, academics and potential business partners.

●	In coordination with the CMO and clinical team, contribute to the design and implementation of clinical protocols

●	Define corporate goals in collaboration with the senior leadership team.

You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company. Except for vacations and absences due to temporary illness, or any other approved leaves, you will be expected to devote your full-time business efforts to the business and affairs of the Company. Elicio’s principal location of operations currently is in the Seaport District of Boston, Massachusetts, and you will primarily perform your duties there. Occasionally you may work from your home office. Elicio is working to build a culture that closely connects all employees, regardless of location, based on constant communication, transparency, and employing people with a desire to participate in company events, frequent zoom face to face discussions, and other activities designed to eliminate “remoteness” from working remotely.

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One Kendall Square 1400W, Suite 14303 Cambridge, MA 02139 +1 857 209 0050 Elicio.com

Employment At-Will

You and the Company understand and agree that you are an employee at-will and that you may resign, or the Company may terminate your employment, at any time in accordance with the termination provisions set forth further below in this letter agreement. Nothing in this letter agreement shall be construed to alter the at-will nature of your employment, nor shall anything in this letter agreement be construed as providing you with a definite term of employment.

Compensation

In consideration for your services hereunder, we initially will compensate you as follows:

●	Base Salary: We will pay you, in accordance with the Company’s then-current payroll practices, a base salary (the “Base Salary”) at an annual rate of $315,350, retroactive to your new role commencement date. The Base Salary may be modified from time to time at the sole discretion of the Company’s Board of Directors (the “Board”) and is in addition to the other benefits set forth herein.

●	Annual Bonus. You will be eligible to receive an annual discretionary bonus in an amount up to 40% of your Base Salary for the relevant year, with (i) 75% of your potential bonus based on the Company’s performance, and (ii) 25% of your potential bonus based on your individual performance. The determination of whether you will receive a discretionary bonus with respect to any given calendar year of the Company, and the amount of the discretionary bonus pool, shall be determined by the Board, in its sole discretion, after considering, among other factors, the Company’s financial position and its performance for such calendar year and your performance, as assessed by Chris Haqq MD, PhD. If you are awarded a discretionary bonus with respect to a given calendar year, the Company will make payment of such discretionary bonus following the end of the year to which it relates but no later than March 15th of the next calendar year. However, eligibility to earn and receive any such bonus shall at all times remain conditioned upon your continued active employment in good standing on the date of such payment. If you cease being an employee of the Company for any reason prior to your receipt of any discretionary bonus, then you shall not earn and shall not be paid any such discretionary bonus.

●	Stock Option Grant. As soon as reasonably practicable following the commencement of your new role, and subject to the approval of the Board, the Company shall grant to you an option the “Option”) to acquire 800,000 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”) under the Company’s 2012 Equity Incentive Plan, as amended (the “Plan”), at an exercise price equal to fair market value of the Common Stock, as determined by the Board, on the date of each grant of the Option (the “Grant Date”). Promptly after the Grant Date, the Company and you shall execute and deliver to each other the Company’s then standard form of stock option agreement, evidencing the Option and the terms thereof. The Option shall be subject to, and governed by, the terms and provisions of the Plan and your stock option agreement.

●	Vacation. You will be entitled to twenty (20) days of vacation each calendar year which shallaccrue on a prorated basis (1.92 days/month). Any vacation shall be taken at the reasonable and mutual convenience of the Company and you. Elicio currently has identified eleven “Company holidays” which are paid days off that do not subtract from your personal vacation days and closes operations during Christmas week, typically starting December 24th and reopening on the first working day of the new year. For calendar year 2022, Elicio will be closed December 24th through January 2nd.

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One Kendall Square 1400W, Suite 14303 Cambridge, MA 02139 +1 857 209 0050 Elicio.com

●	Benefits. You also will be entitled to participate in employee benefit plans and fringe benefits as may be offered or made available by the Company from time to time to its senior level employees (which currently include a health savings account, group medical, travel and accident, short and long-term disability and term life insurance benefits). The Board reserves the right from time to time to change or terminate the Company’s employee benefit plans and fringe benefits without advance notice. Your participation in such employee benefit plans and fringe benefits, and the amount and nature of the benefits to which you shall be entitled thereunder or in connection therewith, shall be subject to the terms and conditions of such employee benefit plans and fringe benefits.

●	Expenses. You will be entitled to reimbursement by the Company during the term of your employment for reasonable travel, entertainment and other business expenses incurred by you in the performance of your duties hereunder in accordance with the policies and practices as the Company may from time to time have in effect.

Withholding Taxes

All payments and benefits described in this letter agreement or that you may otherwise be entitled or eligible to receive as a result of your employment with the Company will be subject to applicable federal, state, and local tax withholdings.

409A Compliance

This section is intended to help ensure that compensation paid or delivered to you pursuant to this letter agreement either is paid in compliance with, or is exempt from, Section 409A of the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder (collectively, “Section 409A”). However, the Company does not warrant to you that all compensation paid or delivered to you for your services will be exempt from, or paid in compliance with, Section 409A. In applying Section 409A to compensation paid pursuant to this letter agreement, any right to a series of installment payments under this letter agreement shall be treated as a right to a series of separate payments.

For purposes of determining when amounts otherwise payable on account of your termination of employment will be paid, “termination of employment” or words of similar import, as used in this letter agreement, shall mean the date as of which the Company and you reasonably anticipate that no further services will be performed by you, and shall be construed as the date that you first incur a “separation from service” for purposes of Section 409A on or following termination of employment.

The payment of any amounts otherwise payable to you on account of termination of employment under this letter agreement which constitute deferred compensation within the meaning of Section 409A and which are subject (among other conditions, if any) to a release of claims may be delayed at the discretion of the Company for up to sixty (60) days following your termination of employment (without regard to when your release is delivered and becomes irrevocable (an “Effective Release”)). Regardless of any payment, however, all such amounts remain conditioned on an Effective Release such that if you fail to deliver (or revoke) your release you will forfeit and must immediately return such amounts on the Company’s demand.

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One Kendall Square 1400W, Suite 14303 Cambridge, MA 02139 +1 857 209 0050 Elicio.com

Nondisclosure and Developments

You agree to continue to be bound by the Company’s standard Employee Proprietary Information, Inventions, Non-competition and Non-solicitation Agreement (the “Proprietary Rights Agreement”), which you previously executed and delivered to the Company.

No Conflicting Obligation

You hereby represent and warrant that the execution and delivery of this letter agreement, the performance by you of any or all of the terms of this letter agreement and the performance by you of your duties as an employee of the Company do not and will not breach or contravene (i) any agreement or contract (including, without limitation, any employment or consulting agreement, any agreement not to compete or any confidentiality or nondisclosure agreement) to which you are or may become a party on or at any time after the Start Date or (ii) any obligation you may otherwise have under applicable law to any former employer or to any person to whom you have provided, provide or will provide consulting services. You hereby further represent and warrant to the Company that, prior to the date of this letter agreement, you have provided to the Company a copy of any and all potentially conflicting agreements for the Company’s review.

Termination

You acknowledge that the employment relationship between the Company and you is at-will, meaning that the employment relationship may be terminated by the Company or you for any reason or for no reason, with or without advance notice. Should the Company terminate your employment for no reason, it will pay you, as severance, an amount equal to three (3) months of base salary and, provided you are eligible for health care continuation coverage, the Company will continue to contribute, for three (3) months following your effective termination date, to the premiums as if you had remained an active employee. The Company may or may not require you to continue to work during this severance period and your receipt of any severance will be contingent upon your signing a release agreement in a form acceptable to the Company, which may include restrictions on post-employment solicitation and competition. You are requested to provide fifteen (15) days prior written notice of termination of the employment relationship.

Work Eligibility

You provided the Company with sufficient documentation to demonstrate your eligibility to work in the United States and, at the request of the Company, shall provide any additional documentation requested by the Company to demonstrate your continued eligibility to work in the United States.

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One Kendall Square 1400W, Suite 14303 Cambridge, MA 02139 +1 857 209 0050 Elicio.com

Background and Reference Checks

The Company may conduct appropriate background checks throughout your employment. Your employment under this letter agreement is subject to the Company being reasonably satisfied with any such background and reference checks.

Governing Law; Waiver of Jury Trial and Punitive Damages

This letter agreement shall be governed by and construed in accordance with the internal substantive laws of the Commonwealth of Massachusetts. EACH OF THE COMPANY AND YOU HEREBY WAIVES ANY RIGHT TO A JURY TRIAL AND TO CLAIM OR RECOVER PUNITIVE DAMAGES.

Entire Agreement

This letter agreement (together with the Proprietary Rights Agreement contemplated hereby) sets forth the sole and entire agreement and understanding between the Company and you with respect to the specific matters contemplated and addressed hereby and thereby. No prior agreement, whether written or oral, shall be construed to change or affect the operation of this letter agreement in accordance with its terms, and any provision of any such prior agreement, which conflicts with or contradicts any provision of this letter agreement, is hereby revoked and superseded. Any prior agreement, if any, you may have with the Company regarding your employment, whether written or oral, is hereby, and without any further action on your part or the Company’s, terminated, revoked, and superseded by this letter agreement. This letter agreement may be amended or terminated only by a written instrument executed both by you and the Company.

Please acknowledge your acceptance of this offer and the terms of this letter agreement by signing below and returning a copy to me. We look forward to bringing you on board as quickly as possible as this is a very exciting time for Elicio, as our Amphiphile platform and pipeline advance in and towards the clinic.

Sincerely,

By:	/s/ Robert Connelly
Name: Robert Connelly
Title: Chief Executive Officer
Elicio Therapeutics, Inc.

Accepted and Agreed:

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One Kendall Square 1400W, Suite 14303 Cambridge, MA 02139 +1 857 209 0050 Elicio.com

I hereby acknowledge that I have had a full and adequate opportunity to read, understand and discuss the terms and conditions contained in this letter agreement prior to signing hereunder.

Signature:	/s/ Peter DeMuth

Name:	Peter DeMuth

Date:	04/13/2022

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